Exhibit 10.14
Employment Agreement
          This Agreement is entered into as of December 30, 2008, by and between Robert Garcia (the “Executive”) and Synchronoss Technologies, Inc., a Delaware corporation (the “Company”). Executive and the Company agree that the Employment Agreement dated as of June 20, 2006 between the Company and the Executive shall be terminated as of December 31, 2008.
1. Duties and Scope of Employment.
          (a) Position. For the term of his employment under this Agreement (the “Employment”), the Company agrees to employ the Executive in the position of Executive Vice President and Chief Operating Officer. The Executive shall report to the Company’s President or Chief Executive Officer.
          (b) Obligations to the Company. During his Employment, the Executive (i) shall devote his full business efforts and time to the Company, (ii) shall not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company, (iii) shall not assist any person or entity in competing with the Company or in preparing to compete with the Company and (iv) shall comply with the Company’s policies and rules, as they may be in effect from time to time.
          (c) No Conflicting Obligations. The Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Executive represents and warrants that he will not use or disclose, in connection with his Employment, any trade secrets or other proprietary information or intellectual property in which the Executive or any other person has any right, title or interest and that his Employment will not infringe or violate the rights of any other person. The Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.
          (d) Commencement Date. The Executive previously commenced full-time Employment. This Agreement shall govern the terms of Executive’s Employment effective as of January 1, 2009 (the “Commencement Date”) through the Term.
2. Compenastion
          (a) Salary. The Company shall pay the Executive as compensation for his services a base salary at a gross annual rate of not less than $300,000. Such salary shall be payable in accordance with the Company’s standard payroll procedures. (The annual compensation specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as “Base Salary.”).
          (b) Incentive Bonuses. The Executive shall be eligible for an annual incentive bonus with a target amount equal to 50% of his Base Salary (the “Target Bonus”). The Executive’s bonus (if any) shall be awarded based on criteria established by the Company’s Board of Directors (the “Board”) or its Compensation Committee. The determinations of the

Board or its Compensation Committee with respect to such bonus shall be final and binding. The Executive shall not be entitled to an incentive bonus if he is not employed by the Company on the last day of the fiscal year for which such bonus is payable.
3. Vacation and Employee Benefits. During his Employment, the Executive shall be eligible for paid vacations in accordance with the Company’s vacation policy, as it may be amended from time to time, with a minimum of 20 vacation days per year. During his Employment, the Executive shall be eligible to participate in the employee benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.
4. Business Expenses. During his Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.
5. Term of Employment.
          (a) Employment Term. The Company hereby employs Executive to render services to the Company in the position and with the duties and responsibilities described in Section 1 for the period commencing on the Commencement Date and ending upon the earlier of (i) three (3) years from such date, and (ii) the date Executive’s Employment is terminated in accordance with Subsection 5(b) (the “Term”). After the initial three-year term of this Agreement Executive’s Employment shall be “at will” and either Executive or the Company shall be entitled to terminate Executive’s Employment at any time and for any reason, with or without cause. However, this Agreement will not govern the terms of Executive’s employment after the Term.
          (b) Termination of Employment. The Company may terminate the Executive’s Employment at any time and for any reason (or no reason), and with or without Cause (as defined below), by giving the Executive 30 days’ advance notice in writing. The Executive may terminate his Employment by giving the Company 30 days’ advance notice in writing. The Executive’s Employment shall terminate automatically in the event of his death. The termination of the Executive’s Employment shall not limit or otherwise affect his obligations under Section 7.
          (c) Rights Upon Termination. Upon Executive’s voluntary termination of Employment or the Company’s termination of Executive’s Employment for Cause, Executive shall only be entitled to the compensation, benefits and reimbursements described in Sections 1 2, and 3 for the period preceding the effective date of the termination and no other benefits. Upon the Company’s termination of Executive’s Employment other than for Cause, Executive shall only be entitled to the compensation, benefits and reimbursements described in Sections 1, 2, and 3 for the period preceding the effective date of the termination and the severance pay benefits described in Section 6. The payments under this Agreement shall fully discharge all responsibilities of the Company to Executive. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied.

          (d) Rights Upon Death or Disability. If Executive’s Employment ends due to death, Executive’s estate shall be entitled to receive an amount equal to his target bonus for the fiscal year in which his death occurred, prorated based on the number of days he was employed by the Company during that fiscal year. If Executive’s Employment ends due to Permanent Disability (as such term is defined below), Executive shall be entitled to receive an amount equal to his Target Bonus for the fiscal year in which his Employment ended, prorated based on the number of days he was employed by the Company during that fiscal year. and the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) benefits described in the next sentence. If Executive or his personal representative elects to continue health insurance coverage under COBRA for Executive and his dependents following the termination of his Employment due to Permanent Disability, then the Company will pay the monthly premium under COBRA until the earliest of (a) the close of the 24-month period following the termination of his Employment, (b) the expiration of his continuation coverage under COBRA or (c) the date he becomes eligible for substantially equivalent health insurance coverage in connection with new employment
6. Termination Benefits.
          (a) Preconditions. Any other provision of this Agreement notwithstanding, Subsections (b) and (c) below shall not apply unless the Executive:
          (i) Has executed a general release of all claims (substantially in the form attached hereto as Exhibit A) (the “Release”);
          (ii) Has returned all property of the Company in the Executive’s possession; and
          (iii) If requested by the Board, has resigned as a member of the Board and as a member of the boards of directors of all subsidiaries of the Company, to the extent applicable.
The Executive must execute and return the Release within the period of time set forth in the Release.
          (b) Severance Pay in the Absence of a Change in Control. If, during the term of this Agreement and prior to the occurrence of a Change in Control or more than 12 months following a Change in Control, the Company terminates the Executive’s Employment with the Company for a reason other than Cause or Permanent Disability and a Separation occurs (as such terms are defined below), then the Company shall pay the Executive a lump sum severance payment equal to (i) one and one-half times his Base Salary in effect at the time of the termination of Employment and (ii) his average annual bonus based on the actual amounts received in the immediately preceding two years. If, during the term of this Agreement and prior to the occurrence of a Change in Control or more than 12 months following a Change in Control, Executive resigns his Employment for Good Reason and a Separation occurs (as such term is defined below), then the Company shall pay the Executive a lump sum severance payment equal to (i) one times his Base Salary in effect at the time of the termination of Employment and (ii) his average annual bonus based on the actual amounts received in the immediately preceding two years. Notwithstanding anything herein to the contrary, in the event that the Executive

Employment is terminated for a reason other than Cause or Permanent Disability or the Executive resigns his Employment for Good Reason under this subsection (b) within the initial two years of this Agreement, then in lieu of using the average bonus received in the immediately preceding two years for the above calculation, such calculation shall use his Target Bonus Amount if such termination under this Subsection (b) occurs in the first year of the Agreement and the actual bonus the Executive received during the initial year of the Agreement if such termination under this Subsection (b) occurs in the second year of the Agreement. However, the amount of the severance payment under this Subsection (b) shall be reduced by the amount of any severance pay or pay in lieu of notice that the Executive receives from the Company under a federal or state statute (including, without limitation, the Worker Adjustment and Retraining Notification Act).
          (c) Severance Pay in Connection with a Change in Control. If, during the term of this Agreement and within 12 months following a Change in Control, the Company terminates the Executive’s Employment with the Company for a reason other than Cause or Permanent Disability or the Executive resigns his Employment for Good Reason and a Separation occurs, then the Company shall pay the Executive a lump sum severance payment equal to two times his Base Salary in effect at the time of the termination of Employment plus two times the Executive’s average bonus received in the immediately preceding two years. Notwithstanding anything herein to the contrary, in the event that the Executive is terminated or resigns his Employment for Good Reason under this subsection (b) within the initial two years of this Agreement, then in lieu of using the average bonus received in the immediately preceding two years for the above calculation, such calculation shall use his Target Bonus Amount if such termination under this Subsection (b) occurs in the first year of the Agreement and the actual bonus the Executive received during the initial year of the Agreement if such termination under this Subsection (b) occurs in the second year of the Agreement. However, the amount of the severance payment under this Subsection (c) shall be reduced by the amount of any severance pay or pay in lieu of notice that the Executive receives from the Company under a federal or state statute (including, without limitation, the Worker Adjustment and Retraining Notification Act).
          (d) Parachute Taxes. If amounts paid or payable or distributed or distributable pursuant to the terms of this Agreement (the “Total Payments”) would be subject to the excise tax imposed by section 4999 of the Code, and the regulations thereunder or any interest or penalties with respect to such excise tax (such excise tax and any such interest or penalties are collectively referred to as the “Excise Tax”), then the Total Payments shall be reduced to ensure that the Total Payments are not subject to Excise Tax. In determining whether to cap the Total Payments, compensation or other amounts that the Executive is entitled to receive other than pursuant to this Agreement shall be disregarded. All determinations and calculations required to be made under this provision will be made by an independent accounting firm selected by Executive from among the largest eight accounting firms in the United States (the “Accounting Firm”). If the Accounting Firm determines that the Total Payments are to be reduced under the preceding sentences, then the Company will promptly give Executive notice to that effect and a copy of the detailed calculation thereof. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Total Payments equal the reduced amount determined by the Accounting Firm, then the reduction shall occur in the following order: (1) reduction of cash severance payments and (2) reduction of other benefits paid to the

Executive under this Agreement. All determinations made by the Accounting Firm under this Subsection 6(d) shall be binding upon the Company and the Executive and shall be made within 10 business days of the date when an amount becomes payable or transferable. As promptly as practicable following such determination, the Company shall pay or transfer to or for the benefit of the Executive such amounts as are then due to him. The fees of the Accounting Firm shall be paid by the Company.
          (e) Definition of “Cause.” For all purposes under this Agreement, “Cause” shall mean:
          (i) An unauthorized use or disclosure by the Executive of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;
          (ii) A material breach by the Executive of any material agreement between the Executive and the Company;
          (iii) A material failure by the Executive to comply with the Company’s written policies or rules;
          (iv) The Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof;
          (v) The Executive’s gross negligence or willful misconduct which causes material harm to the Company;
          (vi) A continued failure by the Executive to perform reasonably assigned duties after receiving written notification of such failure from the Board; or
          (vii) A failure by the Executive to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Executive’s cooperation
          (f) Definition of “Code.” For all purposes under this Agreement, “Code” means the Internal Revenue Code of 1986, as amended..
          (g) Definition of “Good Reason.” For all purposes under this Agreement, “Good Reason” exists upon:
          (i) a change in the Executive’s position with the Company that materially reduces his level of authority or responsibility;
          (ii) a reduction in the Executive’s base salary by more than 10% unless pursuant to a Company-wide salary reduction affecting all Executives proportionately;
          (iii) relocation of the Executive’s principal workplace by more than 50 miles;

          (iv) a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Executive immediately prior to such reduction; or
          (v) a material reduction in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is significantly reduced, unless such reduction is made in connection with a reduction in the kind or level of employee benefits of employees of the Company generally.
A condition shall not be considered “Good Reason” unless the Executive gives the Company written notice of such condition within 90 days after such condition comes into existence and the Company fails to remedy such condition within 30 days after receiving the Executive’s written notice. In addition, the Executive’s resignation must occur within 12 months after the condition comes into existence.
          (h) Definition of “Permanent Disability.” For all purposes under this Agreement, “Permanent Disability” shall mean the Executive’s inability to perform the essential functions of the Executive’s position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.
          (i) Commencement of Severance Payments. Payment of the severance pay provided for under this Agreement will be made on the first regularly scheduled payroll date that occurs on or after 45 days after the Executive’s Separation, but only if the Executive has complied with the release and other preconditions set forth in Subsection (a) (to the extent applicable). If the Company determines that the Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder at the time of his Separation, then (i) the severance payments under Section 6, to the extent not exempt from Section 409A of the Code, shall be paid during the seventh month after the Executive’s Separation and (ii) the amounts that otherwise would have been paid during the first six months following the Executive’s Separation shall be paid in a lump sum when such payments commence.
          (j) Definition of “Separation”. For all purposes under this Employment Agreement, “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.
7. Non-Solicitation and Non-Disclosure.
          (a) Non-Solicitation. During the period commencing on the date of this Agreement and continuing until the second anniversary of the date the Executive’s Employment terminated for any reason, the Executive shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Executive’s own behalf or on behalf of any other person or entity) either (i) the employment of any employee or consultant of the Company or any of the Company’s affiliates or (ii) the business of any customer of the Company or any of the Company’s affiliates in a manner that could constitute engaging in sale of goods or services in or for a Restricted Business (as defined below) or otherwise interferes with Company’s relationship with such customer.

          (b) Non-Competition. As one of the Company’s executive and management personnel and officer, Executive has obtained extensive and valuable knowledge and confidential information concerning the business of the Company, including certain trade secrets the Company wishes to protect. Executive further acknowledges that during his Employment he will have access to and knowledge of Proprietary Information (as defined below). To protect the Company’s Proprietary Information, Executives agrees that during his Employment with the Company, whether full-time or half-time and for a period of 24 months after his last day of Employment with the Company, he will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a “Restricted Business” in a “Restricted Territory” as defined below. It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock he presently owns shall not constitute a violation of this provision.
          (c) Definitions. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, Proprietary Information includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. “Restricted Business” shall mean the design, development, marketing or sales of software, or any other process, system, product, or service marketed, sold or under development by the Company at the time Executive’s Employment with the Company ends. “Restricted Territory” shall mean any state, county, or locality in the United States in which the Company conducts business.
          (d) Reasonable. Executive agrees and acknowledges that the time limitation on the restrictions in this Section 7, combined with the geographic scope, is reasonable. Executive also acknowledges and agrees that this provision is reasonably necessary for the protection of Proprietary Information, that through his Employment he shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting the Company’s business value which will be imparted to him. If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
          (e) Non-Disclosure. The Executive has entered into a Proprietary Information and Inventions Agreement with the Company, which is incorporated herein by this reference.
8. Successors.

          (a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.
          (b) Employee’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
9. Miscellaneous Provisions.
          (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by FedEx with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
          (b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Proprietary Information and Inventions Agreement contain the entire understanding of the parties with respect to the subject matter hereof.
          (d) Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law. The Company shall not have a duty to design its compensation policies in a manner that minimizes the Executive’s tax liabilities, and the Executive shall not make any claim against the Company or the Board related to tax liabilities arising from the Executive’s compensation.
          (e) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of New Jersey (except their provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.
          (f) No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.
          (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Robert Garcia

Synchronoss Technologies, Inc.
By

Stephen G. Waldis
President and Chief Executive Officer